SHAREHOLDERS AGREEMENT
                             ----------------------

         This Shareholders Agreement with respect to Edsoft Platforms (Canada), Inc. , formerly Edsoft Development, Inc. , (the "Company"), effective as of March __, 2000, is by and among Tengtu International Corp., a Delaware corporation ("Tengtu"), Goodwill Technologies Ltd., a British Virgin Islands ("BVI") company ("Goodwill") and Wing Fat Hong, Ltd., a BVI company ("WFH")(collectively the "Shareholders"). The purpose of this Agreement is to confirm the arrangements among the Shareholders and the Company relating to the initial share issuance, as subsequently readjusted by the shareholders, the management of the Company and to provide for restrictions upon the transfer of Shares and repurchase of the Shares by the Company.

     The Shareholders hereby agree as follows:

         1. Distribution of Shares. The Company has 1000 shares of common stock outstanding (the "Shares"). The ownership by the Shareholders is as follows:

            a. Tengtu 602 shares, for which Tengtu has contributed and is to contribute its technology and software expertise, licenses to certain software pursuant to a Licensing and Distribution Agreement with Edsoft Platforms (H.K.) Limited (the "Subsidiary") dated May __, 2000 (the "Licensing Agreement"). Tengtu has also caused U.S.$1.5 million to be invested in the Company and has guaranteed the repayment of that U.S.$1.5 million obligation.

            b. WFH 221 shares, for which WFH is to contribute the marketing, management and capital raising expertise of its principal's Celine Leung and Sunny Lee, on a full time basis, and which also represents, in part, a finder's fee with respect to the initial investment of H.K.$2,000,000 (U.S.$258,064) in the Company by Goodwill.

            c. Goodwill 177 shares, for which Goodwill invested H.K.$2,000,000 in the Company in the form of a loan evidenced by a Convertible Debenture dated as of July 27, 1999.

         2. Corporate Structure. The Company shall initially act as a holding company for its wholly owned Hong Kong subsidiary, Edsoft Platforms (H.K.) Limited, formerly Edsoft Development (H.K.) Limited, (the "Subsidiary").

         3. Rights as a Shareholder. Each shareholder acknowledges that by becoming a shareholder of the Company and entering into this Agreement, it is not entering into or forming a partnership relationship and that the Shareholders of the Company shall not owe to one another the same or substantially the same fiduciary duties that partners owe to one another, notwithstanding that the Company may be a "close corporation." Accordingly, except as expressly provided in this Agreement, each shareholder acknowledges that it shall not, solely by virtue of its acquisition or ownership of Shares, be entitled among other things:

            a.    to employment by the Company;

            b.    to serve as a director or officer of the Company;

            c. to receive dividends or other distributions on its Shares, except as the same may be declared from time to time by the Board of Directors in its sole discretion;

            d. to have its Shares redeemed by the Company when shares of other Shareholders are being redeemed if the Board of Directors shall have determined in good faith that there exist special circumstances for redeeming the shares from such other Shareholders;

            e. to participate in or have preemptive rights with respect to any issue of capital stock, or rights to acquire capital stock of the company, unless the Board of Directors shall have determined in their discretion to make such rights available; or

            f.    to sell its Shares when another Shareholder is selling shares.

         4. Board of Directors. The Company's Board of Directors shall consist of five directors. Tengtu shall have three representatives, WFH one representative and Goodwill one representative. Each Shareholder shall appoint its own representatives. The members of the Company's Board of Directors shall also function as the Subsidiary's Board of Directors.

         5. Executive Officers.

            a. The Company's Executive Officers and their compensation shall be as follows:

Name                Title               Compensation
----                -----               ------------
Pak Kwan Cheung     Chairman and        Bonus compensation as determined by the
                    Chief Executive     Company's Board of Directors if and
                    Officer             when sales and profit targets are met or if
                                        U.S.$5 million is raised by the Company over
                                        and above any amounts received directly or
                                        indirectly from Top Eagle Holdings.

Simon Hui           Vice President and  Bonus compensation as determined by the
                    Controller          Company's Board of Directors if and
                                        when sales and profit targets are met or if
                                        U.S.$5 million is raised by the Company over
                                        and above any amounts received directly or
                                        indirectly from Top Eagle Holdings.


         b. The Subsidiary's Executive Officers and their compensation shall be as follows:

Name                Title               Compensation
----                -----               ------------
Pak Kwan Cheung     Chairman and        Bonus compensation as determined by the
                    Chief Executive     Company's Board of Directors if and
                    Officer             when sales and profit targets are met or if
                                        U.S.$5 million is raised by the Company over
                                        and above any amounts received directly or
                                        indirectly from Top Eagle Holdings.

Celine Leung        Executive V.P.      H.K.$60,000 per month for the period March,
                                        2000 through August, 2000.  An additional
                                        bonus shall be payable if  (1) U.S.$5 million
                                        is raised for the Company or the Subsidiary
                                        through the efforts of Ms. Leung or Mr. Lee
                                        or (2) sales and profit targets are met.

Sunny Lee           V.P. - Admin. and   H.K.$40,000 per month for the period
                    Corporate           March, 2000 through August, 2000.  An
                    Development         additional bonus shall be payable if (1)
                                        U.S.$5 million is raised for the Company of
                                        Subsidiary through the efforts of Ms. Leung
                                        or Mr. Lee or (2) sales and profit targets
                                        are met.

Simon Hui           Vice President      Bonus compensation as determined by the
                    ("V.P.") and        Company's Board of Directors if and
                    Controller          when sales and profit targets are met
                                        or U.S.$5 million is raised by the Company
                                        over and above any amounts received directly
                                        or indirectly from Top Eagle Holdings.

         6. Certain Employees' Duties Responsibilities.

            a. Celine Leung shall devote no less than 40 hours per week to the business of the Subsidiary and shall discharge the following duties and responsibilities as well as other executive responsibilities and offices as may be assigned to her by the Subsidiary's Board of Directors from time to time:

                    i. management of the business of the Subsidiary and ensuring that sales and profitability targets are achieved;

                    ii. development and implementation of marketing and promotion strategies;

                    iii. development of markets for the Subsidiary's products in Hong Kong and other regions of Southeast-Asia;

                    iv. capital raising for the Company and/or Subsidiary with a short term goal of at least U.S.$5 million; and

                    v. development of new business and customer relations.

         b. Sunny Lee shall devote no less than 40 hours per week to the business of the Subsidiary and shall discharge the following duties and responsibilities as well as other executive responsibilities and offices as may be assigned to him by the Subsidiary's Board of Directors from time to time:

                    i. capital raising for the Company and/or Subsidiary with a short term goal of at least U.S.$5 million;

                    ii. development of new business and customer relations;

                    iii. development and implementation of alliances with strategic partners; and

                    iv. administrative and personnel functions.

         c. Certain Actions on Behalf of the Subsidiary. Celine Leung and Sunny Lee shall have the right, on behalf of the Subsidiary, to take the following actions:

                    i. hire and fire non-executive employees;

                    ii. incur any indebtedness on behalf of the Subsidiary less than U.S.$50,000;

                    iii. sign all checks on behalf of the Subsidiary for payments in the ordinary course of business of less than $50,000; and

         7. Voting.

            a. The consent of a a majority of the members of the Company's Board of Directors shall be necessary for the following corporate actions:

                    i. amendment of the Company's or Subsidiary's charter;

                    ii. issuance of additional stock in the Company or Subsidiary;

                    iii. mergers, asset sales, consolidations or exchanges of shares of Company stock;

                    iv. issuance of dividends or other distributions on the Company's stock;

                    v. dissolution of the Company or Subsidiary;

                    vi. changes in the Company's or Subsidiary's accountant or legal counsel;

                    vii. changes in corporate structure or reincorporation of the Company or Subsidiary in different location;

                    viii. changes in the Subsidiary's lines of business;

                    ix. bonus and incentive compensation;

                    x. incurring indebtedness in excess of U.S.$50,000 ; and

                    xi. expenditures of the Subsidiary in excess of U.S.$ 50,000 in the ordinary course of the Subsidiary's business; and

                    xii. expenditures of the Subsidiary in excess of U.S.$ 1,000 not in the ordinary course of business.

         b. All actions, other than those set forth above, shall be approved by a majority of the Company's Board of Directors.

8. Covenant against Competition. So long as they are employed by the Company or Subsidiary or are a Shareholder in the Company, and for a period of one year thereafter, WFH, Goodwill, Celine Leung and Sunny Lee, agree that he, she or it will not, directly or indirectly, as an employee, consultant, partner, owner or shareholder of, or in any other capacity with, any person, firm, corporation or other organization, without prior written consent of the Company, (i) engage in the development, marketing or sale or educational software in the following territories: Hong Kong, Macau or Southeast-Asia, which territories shall not include mainland China, (ii) otherwise engage in competition with the Company or Subsidiary in any business in which the Company or Subsidiary is engaged (or has taken preliminary steps to become engaged) at the time of termination of his, her or its employment or ownership of Shares, as the case may be, or (iii) induce any employee of the Company or Subsidiary to leave the employ of the Company or Subsidiary. The foregoing shall not prevent WFH, Goodwill, Celine Leung or Sunny Lee from owning as a passive investor less than 5% of the stock of any corporation, which may be deemed competition to the Company or Subsidiary.

9. Confidentiality. Each Shareholder, and Celine Leung and Sunny Lee, covenants that while a shareholder or employee of the Company or Subsidiary, and thereafter (except as required in the course of employment with the Company or Subsidiary) he, she or it will not communicate or divulge to, or use for the benefit of himself, herself or itself or any other person, firm, association or corporation, without the consent of the Company or Subsidiary, any information concerning any customers, products, processes or other confidential matters (collectively, "Confidential Information") possessed, owned or used by the Company or Subsidiary that may be communicated to, acquired by, or learned in the course of or as a result of being a shareholder or employee of the Company or Subsidiary, except information Tengtu is required to disclose in its filings with the Securities and Exchange Commission. All Confidential Information shall remain the sole property of the Company or Subsidiary.

10. Restrictions of Transfer of Shares.

         a. Before any of the Shares may be sold or transferred, including transfer by operation of law and by pledgees or holders of other security interests desiring to exercise a power of sale, the holder of such Shares proposing such sale or transfer (the "transferor") shall first give written notice thereof to the Company and each other holder of Shares stating the proposed transferee, the number of Shares proposed to be transferred, the purchase price, if any, and the terms of the proposed transaction. The Company shall thereupon have the option, but not the obligation, to acquire some or all of the Shares proposed to be transferred for the Purchase Price provided in Section 11 (the "Purchase Price"). Within 30 days after the giving of such notice by the transferor, the Company shall give written notice to the transferor and to the other holders stating whether or not it elects to exercise the option to purchase, the number of Shares, if any, it elects to purchase and a date and time (the "Closing Date") for consummation of the purchase not less than 60 or more than 90 days after the giving of such notice. Failure by the Company to give such notice within such time period shall be deemed an election by the Company not to exercise such option. The transferor shall not be entitled to vote, either as a Shareholder or director, in connection with the decision of the Company whether to exercise its option to purchase its Shares, provided that if its vote is required for valid corporate action he shall vote in accordance with the decision of the majority of the other directors or Shareholders.

         b. If the Company fails to exercise such option with respect to all of the Shares proposed to be transferred, each of the other holders of Shares shall thereupon have the option, but not the obligation, to purchase for the Purchase Price that portion of all of the Shares proposed to be transferred as to which the Company has not exercised its option in proportion to their then ownership of Shares. Within 45 days after the giving of the notice provided in subsection (a) hereof by the transferor, each other holder shall give written notice to the transferor, the other holders and the Company stating whether or not he elects to exercise its option, the number of Shares, if any, which he elects to purchase, and a date and time ("Closing Date") for consummation of the purchase not less than 30 or more than 60 days after the giving of such notice. Such Closing Date shall be the same date as the Closing Date selected by the Company if it has exercised its option provided in subsection (a). If any holder elects not to exercise its option with respect to some or all of the Shares which it is entitled to purchase, each of the other holders of Shares may elect to purchase such Shares in the manner provided in this subsection. Failure by any holder to give such notice within such time period shall be deemed an election by it not to exercise its option.

         c. Notwithstanding anything herein to the contrary, the transferor shall in no event be required to sell hereunder less than all of the Shares proposed to be transferred in accordance with its notice under subsection (a).

         d. If the Shares offered hereunder are not purchased within the respective time periods stated above, the transferor may transfer such Shares at any time during the 90-day period after the termination of the applicable time period, but only upon the terms and to the transferee stated in its notice under subsection (a). After such Shares are so transferred, or if the transfer is not consummated within such period, the Shares shall again become subject to the terms of this Agreement.

     11.  Purchase Price.

         a. The Purchase Price shall be determined as follows:

                    i. In the case of a proposed sale or transfer under Section 10 to a third party in a bona fide transaction for fair value payable in cash or the equivalent currently or in future installments, the Purchase Price for such Shares shall be the value offered by such third party payable upon the same terms.

                    ii. In all other cases, including without limitation a proposed transfer or other disposition not constituting a sale described in subsection (a)(i), the Purchase Price shall be the "agreed value" determined in accordance with subsection (b) subject to adjustment by the Company's regularly retained independent accountant to reflect material events and changes in circumstances occurring subsequent to the date on which the agreed value was last fixed.

         b. Within 90 days following the close of each fiscal year of the Company, beginning with the fiscal year ending June 30, 2000 or more frequently as they may determine, the Shareholders and the Company shall in a writing signed by all of them agree upon a value for the Shares (the "agreed value"). In the event that the Shareholders and the Company fail to agree upon a new value as of the end of any fiscal year, the value shall be set by the Company's independent auditor.

12. Legend; Transfers of Record. Each certificate for Shares shall bear a legend satisfactory to counsel for the Company reflecting this Agreement. No Shares shall be transferred on the books of the Company except upon compliance with the restrictions on transfer contained in this Agreement.

13. Term and Termination. This Agreement shall remain in effect until:

         a. terminated by unanimous vote of the Shareholders;

         b. The Company's stock is publicly traded on a stock exchange or inter-dealer quotation medium;

         c. an additional investor is admitted as a shareholder of the Company;
         or

         d. An additional investment is received by the Company from one of the Shareholders.

14.  General.

         a. Amendment. This Agreement may not be modified or amended except by means of an instrument signed by each shareholder.

         b. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

         c. Arbitration; Governing Law. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this agreement, or its enforcement, shall be determined by arbitration pursuant to National Arbitration and Mediation's ("NAM") Fast Track International Rules in effect on the date the claim is filed with NAM. There shall be one arbitrator, the location of the arbitration shall be New York and the choice of law governing this Agreement, and any dispute hereunder shall be the laws of New York.

         d. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         e. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         f. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

         g. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

         h. Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein as to the Company (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for deliveries within a country, or three (3) business days after such deposit for international deliveries or (iv) three (3) business days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country. All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number indicated for such party, in the case of Tengtu, at 206-5050 Kingsway, Burnaby, BC, Canada,V5H 4H2, Attention: Mr. Pak Cheung, Facsimile: (604) 439-9869, with a copy to Hecht & Steckman, P.C., 60 East 42nd Street, Suite 5101, New York, NY 10165-5101, Attention: Charles J. Hecht, Esq. or, in the case of WFH to ___________________________________, or in the case of
         Goodwill to _____________________________________________, or at such other address or facsimile number as such other party may designate by giving ten (10) days advance written notice by one of the indicated means of notice herein to the other parties hereto. Notices by facsimile shall be machine verified as received.

                    Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given in the manner set forth above.

     In Witness Whereof, the parties hereto have executed this Agreement as of the ____ day of May, 2000.

TENGTU INTERNATIONAL CORP.


By:

Name:

Title:

WING FAT HONG, LTD.


By:

Name:

Title:

GOODWILL TECHNOLOGIES, LTD.



By:

Name:

Title:





---------------------------------
Celine Leung


---------------------------------
Sunny Lee